Exhibit 99.1

July 25, 2006

Federal Home Loan Bank of San Francisco Reports Second Quarter Operating Results

San Francisco -- The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2006 was $128 million, compared to $106 million for the second quarter of 2005. For the first six months of 2006, the Bank's net income was $247 million, compared to $168 million for the first six months of 2005.

Net interest income increased $42 million, or 26%, to $201 million for the second quarter of 2006 from $159 million for the second quarter of 2005. Net interest income increased $76 million, or 24%, to $394 million for the first six months of 2006, from $318 million for the first six months of 2005. The increases in net interest income were driven primarily by higher average interest-earning assets outstanding, combined with the effect of higher interest rates on higher average capital balances.

The net effect of fair value adjustments on trading securities, derivatives, and hedged items, after assessments, resulted in a net fair value gain of $2 million in the second quarter of 2006 compared to a net fair value gain of $10 million in the second quarter of 2005. The majority of the net fair value gains in the second quarter of 2006 and 2005 reflected unrealized fair value adjustments.

The net effect of fair value adjustments on trading securities, derivatives, and hedged items, after assessments, resulted in a net fair value loss of $1 million in the first six months of 2006 compared to a net fair value loss of $19 million in the first six months of 2005. The $1 million net fair value loss in the first six months of 2006 consisted of $2 million of net unrealized fair value losses, partially offset by $1 million of net fair value gains on the termination of hedges related to consolidated obligations. The majority of the $19 million net fair value loss in the first six months of 2005 reflected unrealized fair value adjustments.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of June 30, 2006, the cumulative effect of SFAS 133 was a net unrealized gain of $32 million.

During the first six months of 2006, advances grew $4.5 billion, to $167.4 billion in advances outstanding at June 30, 2006. In total, 148 institutions increased their advance borrowings during the first six months of 2006, while 87 institutions decreased their advance borrowings.

Total assets grew $10.2 billion, or 5%, during the first six months of 2006, from $223.6 billion at December 31, 2005, to $233.8 billion at June 30, 2006. In addition to the growth in advances, interest-bearing deposits in banks grew $9.6 billion, or 139%, from $6.9 billion to $16.5 billion, and held-to-maturity securities increased $1.1 billion, or 4%, from $29.7 billion to $30.8 billion. In contrast, Federal funds sold decreased $4.7 billion, or 28%, from $17.0 billion to $12.3 billion.

The dividend rate for the second quarter of 2006 is 5.22% (annualized), up from 4.21% for the second quarter of 2005. The Bank plans to pay the dividend in the form of capital stock on July 28, 2006. The Bank's annualized dividend rate for the first six months of 2006 is 5.13%, compared to 4.23% for the first six months of 2005. The increases in the dividend rate reflect a higher yield on invested capital, partially offset by a lower net interest spread on the Bank's mortgage loan and mortgage-backed securities portfolio during the second quarter of 2006 and the first six months of 2006 compared to the same periods in 2005.

Financial Highlights
(Unaudited)
(Dollars in millions)	June 30, 2006	Dec. 31, 2005	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$233,750	$223,602	5%
Advances	167,356	162,873	3
Mortgage Loans	4,928	5,214	(5)
Held-to-Maturity Securities	30,825	29,691	4
Interest-Bearing Deposits
in Banks	16,519	6,899	139
Federal Funds Sold	12,306	16,997	(28)
Consolidated Obligations:
Bonds	187,769	182,625	3
Discount Notes	29,325	27,618	6
Capital Stock -- Class B --
Putable	10,049	9,520	6
Total Capital	10,181	9,648	6

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	Percent Change	June 30, 2006	June 30, 2005	Percent Change
Operating Results
Net Interest Income	$201	$159	26%	$394	$318	24%
Other (Loss)/Income	(6)	5	(220)	(16)	(50)	(68)
Other Expense	21	20	5	42	39	8
Assessments	46	38	21	89	61	46
Net Income	$128	$106	21%	$247	$168	47%

Other Data
Net Interest Margin	0.36%	0.32%	13%	0.35%	0.33%	6%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	--	0.03	0.03	--
Return on Assets	0.23	0.21	10	0.22	0.17	29
Return on Equity	5.23	4.94	6	5.05	4.05	25
Annualized Dividend Rate	5.22	4.21	24	5.13	4.23	21
Dividend Payout Ratio[1]	98.09	83.51	17	99.46	101.92	(2)
Capital to Assets Ratio[2]	4.39	4.31	2	4.39	4.31	2
Duration Gap (in months)[3]	1	0	--	1	0	--

1     This ratio is calculated as dividends declared per share divided by net income per share.
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005
Selected Balance Sheet Items at Period End
Total Assets	$233,750	$227,213	$223,602	$211,760	$206,727
Advances	167,356	164,004	162,873	152,956	152,808
Mortgage Loans	4,928	5,079	5,214	5,408	5,648
Held-to-Maturity Securities	30,825	29,963	29,691	28,823	27,283
Interest-Bearing Deposits
in Banks	16,519	9,195	6,899	4,946	5,202
Federal Funds Sold	12,306	16,244	16,997	17,188	13,499
Consolidated Obligations:
Bonds	187,769	198,305	182,625	173,790	173,061
Discount Notes	29,325	14,541	27,618	24,873	21,261
Capital Stock --
Class B -- Putable	10,049	10,007	9,520	9,025	8,725
Total Capital	10,181	10,135	9,648	9,149	8,858

Quarterly Operating Results
Net Interest Income	$201	$193	$187	$178	$159
Other (Loss)/Income	(6)	(10)	(15)	(35)	5
Other Expense	21	21	23	19	20
Assessments	46	43	39	33	38
Net Income	$128	$119	$110	$ 91	$106

Other Data
Net Interest Margin	0.36%	0.34%	0.35%	0.34%	0.32%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	0.04	0.03	0.03
Return on Assets	0.23	0.21	0.20	0.17	0.21
Return on Equity	5.23	4.87	4.70	4.03	4.94
Annualized Dividend Rate	5.22	5.03	4.67	4.58	4.21
Dividend Payout Ratio[1]	98.09	100.93	97.59	111.38	83.51
Capital to Assets Ratio[2]	4.39	4.48	4.34	4.34	4.31
Duration Gap (in months)[3]	1	1	1	1	0

1     This ratio is calculated as dividends declared per share divided by net income per share.
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "plan," "expects," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Cynthia Lopez, (415) 616-2757
lopezc@fhlbsf.com